                                                                    EXHIBIT 10.3



                                                           STRICTLY CONFIDENTIAL




Longueuil, October 25, 2001


GOLDEN STAR RESOURCES LTD.
10579 Bradford Road
Suite 103
Littleton, Colorado 80127
USA

Attention: Mr. Peter Bradford, President and Chief Executive Officer


RE: GUIANA SHIELD TRANSACTIONS


Dear Sirs:

Further to our previous discussions in respect of the mining assets, properties and projects being the subject matter of this letter, Cambior Inc. ("CBJ") is pleased to submit the following proposal for your consideration.

1.    OFFER

1.1 CBJ hereby offers (the "OFFER") to enter into, execute and deliver all agreements, deeds of conveyance, transfer forms and any other documents or instruments (collectively, the "TRANSACTION DOCUMENTS") necessary to give effect to the transactions and business arrangements hereinafter described with Golden Star Resources Ltd. ("GOLDEN STAR"):

      (a) the purchase by CBJ and/or one or more of its Affiliates (collectively "CAMBIOR") of (i) Golden Star's right, title and interest in and to that certain mineral property located in Suriname and known as Gross Rosebel together with all buildings, fixtures, equipment, machinery, material and other assets located thereon or relating thereto including, without limiting the generality of the foregoing, Golden Star's rights in that certain lease for the office premises described in section 12.6 hereinafter (collectively, the "GROSS ROSEBEL PROJECT"), (ii) its rights under that certain mineral agreement (the "MINERAL AGREEMENT") dated April 7, 1994 with the Republic of Suriname ("SURINAME") and Grasshopper Aluminum Company N.V. ("GRASSALCO") and (iii) its rights under any and all approvals, authorizations, licenses and permits

Letter Agreement between                                                  Page 2
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


            relating to the Gross Rosebel Project (Golden Star's rights under (i), (ii) and (iii) above being collectively referred to as the "GROSS ROSEBEL INTEREST"), on the terms and subject to the conditions set forth in article 2 hereof (the "GROSS ROSEBEL TRANSACTION");

      (b) the purchase by Cambior of Golden Star's right, title and interest being a 100% interest, in and to those certain mineral exploration properties located in Suriname and known as Headley's Reef and Thunder Mountain together with any related assets (the "HEADLEY - THUNDER MOUNTAIN PROPERTIES"), on the terms and subject to the conditions set forth in article 3 hereof (the "HEADLEY - THUNDER MOUNTAIN TRANSACTION");

      (c) the purchase by Cambior of (i) all common shares of OMAI Gold Mines Limited ("OGML") held by Golden Star, and (ii) all Class I Preference Shares of OGML held by Golden Star, on the terms and subject to the conditions set forth in article 4 hereof (the "OMAI TRANSACTION"); and

      (d) the sale by Cambior of (i) all of its shares of Societe Miniere Yaou Dorlin S.A.S. ("SMYD"), and (ii) all of its right, title and interest, being a 100% interest, in and to that certain exploration permit known as Bois Canon and located in French Guiana, on the terms and subject to the conditions set forth in article 5 hereof (the "FRENCH GUIANA TRANSACTION").

1.2 The Gross Rosebel Transaction, the Headley - Thunder Mountain Transaction, the OMAI Transaction and the French Guiana Transaction are hereinafter collectively referred to as the "TRANSACTIONS". The Parties hereby undertake to co-operate with a view to completing all Transactions simultaneously. However, notwithstanding any other provision set forth herein, nothing shall prevent the Parties from completing the Gross Rosebel Transaction at Closing (as determined in section 8.1 below) and completing any of the other Transactions at a later date agreed upon by both Parties in writing.

1.3 The Offer is made, and the Transactions shall be completed, in accordance with the provisions and subject to the terms and conditions set forth in this letter (the "LETTER AGREEMENT"). Cambior and Golden Star are hereinafter collectively referred to as the "PARTIES and, individually, a "PARTY".

1.4 In this Letter Agreement, "AFFILIATE" means as to any person, any other person which, directly or indirectly, controls, is controlled by, or is under common control with, such person. For the purposes of this section 1.4, "CONTROL" means:

      (a) when applied to the relationship between a person and a body corporate, the beneficial ownership by such person at the relevant time of shares of such body corporate carrying more than 50% of the voting rights exercisable in all circumstances at meetings of shareholders of such body corporate; and

      (b) when applied to the relationship between a person and a partnership or joint venture, the beneficial ownership by such person at the relevant time of 50% of the ownership interests of the partnership or joint venture;

Letter Agreement between                                                  Page 3
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


            and the words "CONTROLLED BY", "CONTROLLING" and similar words have corresponding meanings; provided that a person (the "FIRST-MENTIONED PERSON") who controls a body corporate, partnership or joint venture (the "SECOND-MENTIONED PERSON") shall be deemed to control: (i) a body corporate, partnership or a joint venture (the "THIRD-MENTIONED PERSON") which is controlled by the second-mentioned Person, (ii) a body corporate, partnership or joint venture which is controlled by the third-mentioned Person and (iii) so on. In this section 1.4, "PERSON" means an individual, a partnership, a body corporate, a governmental body, a trustee, any unincorporated organization and the heirs, executors, administrators or other legal representatives of an individual and words importing "PERSON" have similar meaning.

2.    GROSS ROSEBEL TRANSACTION

2.1 At Closing (as defined in section 2.2 below), Cambior shall purchase the Gross Rosebel Interest, and Golden Star shall sell the Gross Rosebel Interest, for a consideration (the "PURCHASE PRICE") in an amount equal to the sum of "A" + "B" +"C" +"D" where:

      "A" = U.S. $5,000,000
      "B" = U.S. $1,000,000
      "C" = U.S. $1,000,000
      "D" = U.S. $1,000,000.

      Golden Star shall satisfy its obligation under this section 2.1 by:

      (a) as from the date of acceptance of the Offer, co-operating with Cambior, to the extent requested by Cambior and using its reasonable best efforts, to establish and incorporate the Operating Company (as such term is defined in the Mineral Agreement and hereinafter referred to as "OPCO"), the outstanding shares of which will be held as to 50% by Golden Star (the "Golden Star Shares") and as to 50% by Cambior; Cambior shall pay all of Opco's establishment and incorporation costs provided that Golden Star shall promptly repay to Cambior 50% of such costs if the Gross Rosebel Transaction is not completed and this Letter Agreement is terminated;

      (b) executing, acknowledging and delivering a good and sufficient deed of conveyance providing for the sale, conveyance and transfer of all the Golden Star Shares in favour of Cambior, such deed of conveyance to be in form and substance acceptable to Cambior and suitable for transfer and registration under applicable law;

      (c) executing, acknowledging and delivering a good and sufficient deed of conveyance providing for the conveyance and transfer of the Gross Rosebel Project in favour of Opco, such deed of conveyance to be in form and substance acceptable to Cambior and suitable for transfer and registration under applicable law;

      (d) making all necessary arrangements to see that Golden Star's employees assigned to the Gross Rosebel Project become Opco's employees;

Letter Agreement between                                                  Page 4
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


      (e) making all necessary arrangements, including, without limitation, amending the Mineral Agreement, to ensure that Opco replaces Golden Star as a party to the Mineral Agreement; and

      (f) signing all such other documents and performing all such other acts as may be necessary or desirable to give full force and effect to the Gross Rosebel Transaction.

      The Gross Rosebel Project shall be conveyed and transferred to Opco free and clear of any and all Liens. As used in this Letter Agreement, "LIENS" means any hypothec, mortgage, deed of trust, pledge, security interest, encumbrance, charge of any kind or any other preferential arrangement in the nature of an encumbrance or security interest, including, without limitation, any agreement to give any of the foregoing, any conditional sale or title retention agreement and any lease in the nature thereof.

2.2 The consideration payable pursuant to "A" in section 2.1 above shall be paid by Cambior to Golden Star at the time of closing of the Transactions, as contemplated under section 8.1 hereof (the "CLOSING").

2.3 The consideration payable pursuant to "B" in section 2.1 above shall be paid by Cambior to Golden Star on the earlier of (i) the decision by the board of directors of CBJ to proceed with the development of the Gross Rosebel Project, and (ii) the second anniversary of Closing.

2.4 The consideration payable pursuant to "C" in section 2.1 above shall be paid by Cambior to Golden Star on the earlier of (i) the commencement of commercial production from the Gross Rosebel Project, and (ii) the third anniversary of Closing.

      In this Letter Agreement, "COMMENCEMENT OF COMMERCIAL PRODUCTION" means the first day of the first period of 30 consecutive days (excluding days, if any, where mining operations are legally required to be suspended) during which mining operations have been conducted on any parcel of land covered by the Gross Rosebel Project for the purpose of earning revenue, on a reasonably regular basis and whereby saleable products are being produced at a rate of 60% or more of the production rate specified in the most recent feasibility study completed in respect of the Gross Rosebel Project by the processing facilities constructed on or used for the benefit of the Gross Rosebel Project, provided that no period of time during which products produced from any parcel of land covered by the Gross Rosebel Project are processed for testing purposes shall be taken into account in determining the date of commencement of commercial production. In this section 2.4, "PRODUCTS" means all ores, minerals, metals and concentrates and any other mineral resources produced from any of the lands covered by the Gross Rosebel Project.

2.5 The consideration payable pursuant to "D" in section 2.1 above shall be paid by Cambior to Golden Star on the earlier of (i) the first anniversary of commencement of commercial production, and (ii) the fourth anniversary of Closing.

2.6 In addition to receiving the Purchase Price, Golden Star shall be entitled to participate in revenues derived from the Gross Rosebel Project after the commencement of commercial

Letter Agreement between                                                  Page 5
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


     production thereof (the "PARTICIPATION RIGHT") in such amount, if any, as shall be calculated for any given calendar quarter in accordance with the following formula:

     $PR = [(0.2 x I) x Qs x (MP - US $300)] + [(0.2 x I) x Qh x (MP - US $350)]

     where:

     $PR = the amount in U.S. dollar payable to Golden Star in respect of the given quarter pursuant to the Participation Right;

     I = 0.5 - (0.5 x GI)

          where:

          GI = the interest (expressed in percentage), if any, in the Gross
               Rosebel Project which is acquired by Grassalco or any other governmental body of Suriname as per the terms of the Mineral Agreement;

     Qs = the quantity of gold, in fine troy ounces, produced from the soft rock
          (laterite, saprolite and transition materials) portion of the Gross Rosebel Project during the given quarter, less the royalty payable to Suriname or Grassalco;

     Qh = the quantity of gold, in fine troy ounces, produced from the hard rock
          (primary, unweathered material) portion of the Gross Rosebel Project during the given quarter, less the royalty payable to Suriname or Grassalco; and

     MP = the market price of gold during the given quarter, being the simple average of the market prices for one (1) fine troy ounce of gold, in U.S. dollars (London Bullion Market, P.M. fix), for all of the trading days during the given quarter.

     The amount payable to Golden Star pursuant to the Participation Right shall be paid within 30 days of the end of each calendar quarter. The Participation Right shall be uncapped by either market price or gold production. The Parties hereby agree and covenant to use their reasonable best efforts to see that any and all payments made, if any, under the Participation Right shall be deductible by Cambior or Opco, as applicable, against applicable Suriname taxes.

     Notwithstanding any other provision hereof, the Participation Right shall expire, and no further payments shall be required in respect thereof when the cumulative number of ounces of gold produced from the Gross Rosebel Project ("Qs" plus "Qh" in the above formula) as and from the date of commencement of commercial production, whether or not any Participation Right payment shall actually have been required hereunder, shall total 7,000,000 ounces.

2.7 The Parties hereby agree and covenant to terminate, with effect as at the time of Closing, that certain agreement entered into between CBJ and Golden Star as of June 7, 1994 in

Letter Agreement between                                                  Page 6
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


      respect of the Gross Rosebel Project, together with any and all ancillary agreements between them relating to the subject matter and transactions set forth in said June 7, 1994 agreement, it being acknowledged that neither Party (including any Affiliate thereof) will owe any amount, charge, obligation or liability whatsoever to the other Party by reason of such termination.

2.8 As and from the time of Closing, Cambior shall assume all costs, obligations and liabilities of Golden Star in respect of the Gross Rosebel Project. Without limiting the generality of the foregoing, Opco shall assume all costs, obligations and liabilities in respect of all employees of Golden Star, save and except for Mr. Peter Donald, working at or for the Gross Rosebel Project in respect of services rendered subsequent to the Closing, and excluding salaries in respect of services rendered prior to Closing. All said employees' existing entitlements shall become Opco's responsibility as and from the time of Closing. In this respect, a condition of the Offer will be that:

      (a) no material change shall occur or shall have occurred in the composition of the workforce or agreements and other arrangements relating thereto during the Interim Period (as defined in section
            6.1 hereof);

      (b) Golden Star shall be in substantial compliance at the time of Closing with all laws and regulations relating to employee health and safety, withholdings from employee salaries and other like laws and regulations;

      (c) save for any accumulated vacation leave entitlement owing to such employees which shall be assumed by Opco, all pension plans and other like plans providing benefits for such employees shall be fully funded and current in meeting their obligations to such employees as at the time of Closing; Golden Star hereby agrees and covenants to assist Cambior or Opco, as applicable, in respect of the transfer to any of them, of such pension or benefits plans at Closing; if any of such plans cannot be transferred to Cambior or Opco, Golden Star shall ensure that said plans be terminated (or arrangements otherwise made to ultimately achieve the same result) and employees be adequately compensated; in any event, Golden Star shall be liable for all pension or other benefit owed up to Closing and shall indemnify and hold Cambior and Opco harmless should any claim be made by any such employee arising from the termination of any of the aforesaid plans; and

      (d) no severance or other like payments to such employees shall be triggered by the Gross Rosebel Transaction at the time of Closing or otherwise.

2.9 The payment by Cambior of the partial consideration included in the Purchase Price and identified as "B", "C" and "D" in section 2.1, as well as any payment, if applicable, of the Participation Right, will be secured by a charge against Cambior's right, title and interest in and to the Gross Rosebel Interest purchased hereunder, and such charge shall rank pari passu with any future charge, if any, securing any future debt facility for the development of the Gross Rosebel Project. However, the Parties hereby acknowledge and agree that CBJ's right, title and interest in and to the Gross Rosebel Project as of the date hereof, is

Letter Agreement between                                                  Page 7
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------

      currently charged in favor of its financial creditors pursuant to a deed of hypothec and shall not be further encumbered under the Gross Rosebel Transaction.

2.10 A condition of the Offer will be that (i) the net working capital attributable to the Gross Rosebel Interest as at the time of Closing is equal to U.S. $0.00 and entails no adjustment whatsoever to the Purchase Price, and (ii) the monthly expenditures for the Gross Rosebel Project during the Interim Period (as defined in section 6.1 below) shall be substantially equivalent to the average monthly expenditures incurred to date in 2001.

2.11 At any time subsequent to the Closing, should Cambior elect to abandon or relinquish, in any manner and for any reason whatsoever, its right, title and interest in and to the Gross Rosebel Project ("CAMBIOR'S INTEREST"), it shall notify Golden Star in writing of such election and Golden Star shall then have 30 days to elect to acquire Cambior's Interest on an "as is, where is" basis for a consideration of US $1.00 payable in cash. In case Golden Star elects to acquire Cambior's Interest, the Parties shall then use their reasonable best efforts to complete such transaction promptly and Cambior's obligations hereunder and under any of the Transaction Documents, including, without limiting the generality of the foregoing, its obligations under sections 2.1 and 2.6, shall cease immediately thereupon. If Golden Star elects not to acquire Cambior's Interest, Cambior shall have no obligation whatsoever to pay any Participation Right or any outstanding portion of the Purchase Price, as and from the date upon which Cambior notifies Golden Star.

2.12 At any time subsequent to the Closing, should Cambior lose title or ownership to the Gross Rosebel Project as a result of any action from any governmental body of Suriname, Cambior shall allow Golden Star to participate in any subsequent discussions and negotiations with Suriname with a view to reaching a settlement or obtaining a financial compensation. The Parties hereby agree and covenant that Cambior's obligation to pay any unpaid partial consideration included in the Purchase Price and identified as "B", "C" or "D" in section 2.1 above as well as the Participation Right, if applicable, shall be suspended for so long as the aforesaid discussions and negotiations with Suriname are ongoing. In the case Cambior obtains a financial compensation from Suriname, the Parties shall then negotiate in good faith to determine which portion, if any, of said compensation shall be remitted to Golden Star to pay, in whole or in part, any unpaid partial consideration of the Purchase Price, and to make for the loss of anticipated revenues under the Participation Right, provided that nothing herein shall be construed as requiring Cambior to make any such remittance. For greater certainty, if no compensation is received by Cambior from Suriname, Cambior shall have no obligation whatsoever to pay any Participation Right or any outstanding portion of the Purchase Price, as and from the date upon which Cambior is so advised by Suriname.

2.13 If, at any time subsequent to the Closing, Suriname, through Grassalco or any other governmental body, elects to acquire an interest in the Gross Rosebel Project in accordance with the terms of the Mineral Agreement, or in accordance with any terms which Cambior elects in its sole discretion to agree, then:

Letter Agreement between                                                  Page 8
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


      (a) Cambior shall remit to Golden Star, within 30 days of the completion of such acquisition by Suriname, 50% of the proceeds received from Suriname for said acquisition, by certified cheque, wire transfer or other form of same day funds; for greater certainty, in the event that Cambior agrees to a portion of the payment of such acquisition by Suriname being deferred, Golden Star shall receive 50% of the deferred proceeds within 30 days of the deferred payment date or dates; and

      (b) the Purchase Price and, if applicable, the Participation Right shall be reduced on a pro-rata basis to reflect Cambior's reduced ownership of the Gross Rosebel Project (e.g. if Suriname acquires a 20% interest in the Gross Rosebel Project, the Purchase Price shall be reduced by 20% and the Participation Right to be payable in any quarter, if applicable, shall be 80% of the amount identified as "$PR" in section 2.6 above.

2.14 In respect of the Gross Rosebel Transaction, Golden Star hereby represents and warrants to Cambior as follows:

      (a) it has, and Cambior shall acquire at Closing, a good and marketable right, title and interest in and to the Gross Rosebel Interest, free and clear of all Liens; and, save with Cambior's knowledge and save for Cambior's possession and control thereof, it has exclusive possession and control over the Gross Rosebel Project;

      (b) it has not, save with Cambior's knowledge, received notice of default under the Mineral Agreement or otherwise;

      (c) save with Cambior's knowledge, it has not performed any act to alienate or encumber the Gross Rosebel Interest since the acquisition thereof by it; nor has it omitted to perform, to the best of its knowledge, any act that would be required to be performed by it to keep the Gross Rosebel Interest in good standing;

      (d) to the best of its knowledge, there is no claim, suit, action, litigation, arbitration or governmental proceeding in progress, pending or threatened against or relating to, or which prevents or which seeks to prevent the completion of the Gross Rosebel Transaction; and

      (e) the provisions of subsection 2.8 (b) shall be true and correct at the latest upon Closing.

2.15 All representations and warranties set forth in section 2.14 shall be in full force and effect as and from the date of acceptance of the Offer and shall survive and remain true and correct up until the time of Closing and for a period of one year thereafter.

3.    HEADLEY - THUNDER MOUNTAIN TRANSACTION

3.1 At Closing, Cambior shall purchase the Headley - Thunder Mountain Properties and Golden Star shall sell same, free and clear of any and all Liens, for a cash consideration of US $1.00 payable to Golden Star at Closing.

Letter Agreement between                                                  Page 9
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


3.2 Golden Star shall satisfy its obligation under section 3.1 above by executing, acknowledging and delivering to Cambior a good and sufficient deed of conveyance in form and substance acceptable to Cambior and suitable for transfer and registration under all applicable laws, and by signing all such documents and performing all such other acts as may be necessary or desirable to give effect to such deed of conveyance.

3.3 The Parties hereby agree and covenant to terminate, with effect as at the time of Closing, all of the existing agreements between them with respect to the Headley - Thunder Mountain Properties, it being acknowledged that neither Party (including any Affiliate thereof) will owe no cost, charge, obligation or liability whatsoever to the other Party by reason of such termination.

3.4 Golden Star hereby represents and warrants to Cambior, which representations and warranties shall be true and correct up until the time of Closing and a one-year period thereafter, that:

      (a) there is no employee assigned to or working on the Headley - Thunder Mountain Properties; and

      (b) it has incurred no cost, obligation or liability to any person in respect of prior activities conducted by it or caused by it to be conducted, in respect of the Headley - Thunder Mountain Properties.

3.5 At any time subsequent to the Closing, should Cambior elect to dispose of, abandon or relinquish the Headley - Thunder Mountain Properties, it shall notify Golden Star in writing of such election and Golden Star shall then have 30 days to elect to acquire the Headley - Thunder Mountain Properties on an "as is, where is" basis for a consideration of US $1.00 payable in cash. In case Golden Star elects to acquire the Headley - Thunder Mountain Properties, the Parties shall then use their reasonable best efforts to complete such transaction promptly and Cambior's obligations in respect of the Headley - Thunder Mountains Properties hereunder and under any of the Transaction Documents, including, without limitation, its obligations set forth in section 3.7 below, shall cease immediately thereupon.

3.6 The deed of conveyance giving effect to the Headley - Thunder Mountain Transaction shall include, inter alia, representations and warranties customarily made by a seller to a purchaser in transactions similar in nature to the Headley - Thunder Mountain Transaction.

3.7 If, at any time subsequent to the Closing, Cambior brings any portion of the Headley - Thunder Mountain Properties into commercial production, it shall pay to Golden Star, in cash:

      (a) US $500,000 upon the first anniversary of the date of commencement of commercial production; and

      (b) US $500,000 upon the second anniversary of the date of commencement of commercial production.

Letter Agreement between                                                 Page 10
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


      For greater clarity, nothing in this Letter Agreement shall be construed neither as imposing upon Cambior an obligation to bring a mine into commercial production anywhere on the Headley - Thunder Mountain Properties, nor as a commitment or undertaking on Cambior's part to bring any such mine into commercial production. For further certainty, no amount shall be due and payable to Golden Star (i) for so long as there is no commercial production from the Headley - Thunder Mountain Properties, and
      (ii) in the event that Cambior dispose of, abandon or relinquish the Headley - Thunder Mountain Properties without any commercial production having been commenced thereon prior to such disposal, abandonment or relinquishing, provided that Golden Star had the opportunity to exercise its right of first refusal as per the provisions of section 3.5 above and had elected not to, or had failed to exercise same.

4.    OMAI TRANSACTION

4.1   At Closing, Cambior shall purchase, and Golden Star shall sell:

      (a) 3,000 fully paid and non-assessable Common Shares of OGML, being all of the OGML Common Shares presently held by Golden Star and representing 30% of the total Common Shares outstanding; and

      (b) all (100%) of the fully paid and non-assessable Class 1 Preference Shares of OGML presently held by Golden Star, representing 100% of the currently issued and outstanding Class 1 Preference Shares of OGML;

      in consideration of the assumption by Cambior of (i) that certain non-interest bearing loan in the principal amount of US $3,169,230 made to Golden Star by OGML as of December 23, 1998, and (ii) all liabilities associated with OGML including the Omai mine site reclamation and closure obligations.

      The Parties hereby acknowledge that, as of September 30, 2001, the outstanding amount owed by Golden Star to OGML under the loan referred to in (i) hereinabove, is US $903,965.

      Cambior's assumption as set forth in (ii) hereinabove, shall be in the form of an assumption, waiver and release instrument satisfactory to Golden Star, acting reasonably, and to be executed at Closing by Cambior, OGML, the Co-operative Republic of Guyana and the Guyana Geology and Mines Commission.

4.2 All shares of OGML to be conveyed and transferred to Cambior pursuant to the OMAI Transaction shall be free and clear of any and all Liens.

4.3 Golden Star shall satisfy its obligation under section 4.1 above by executing, acknowledging and delivering to Cambior a good and sufficient conveyance in form and substance acceptable to Cambior and suitable for transfer and registration under all applicable laws of Guyana, and by signing all such documents and performing all such other acts as may be necessary or desirable to give effect to such conveyance and transfer.

Letter Agreement between                                                 Page 11
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


4.4 The Parties hereby agree and covenant to make the necessary arrangements, with effect as at the time of Closing, so that:

      (a) OGML's Articles of Association and Memorandum of Association is modified to reflect that Golden Star is no longer a shareholder thereof; and

      (b) the Mineral Agreement dated and effective as of August 16, 1991 between the Co-operative Republic of Guyana, the Guyana Geology and Mines Commission, OGML, CBJ and Golden Star, is modified to provide that Golden Star is no longer a party thereto;

      it being acknowledged that neither Party (including any Affiliate thereof) will owe any amount, charge, obligation or liability whatsoever to the other Party by reason of such modifications.

4.5 For greater certainty, Cambior shall be entitled, subsequent to the Closing, to dispose of its shareholdings in OGML in its sole discretion without incurring any cost, charge, obligation or liability to Golden Star whatsoever.

4.6 In connection with the OMAI transaction, Golden Star hereby agrees and covenants to terminate, effective as and from the time of Closing, all of Cambior's obligations, liabilities and undertakings as regards future payments and royalties to Golden Star pursuant to the December 23, 1998 Purchase Agreement in respect of the Eagle Mountain mineral property located in Guyana, and to discharge and forever releases Cambior in respect thereof.

4.7 The deed or deeds of conveyance giving effect to the OMAI Transaction shall include representations and warranties of Golden Star to the same effect as those provided under section 2.14, mutatis mutandis, and shall survive the acceptance of the Offer in accordance with the provisions set forth in section 2.15.

5.    FRENCH GUIANA TRANSACTION

5.1   At Closing, Golden Star shall purchase, and Cambior shall sell:

      (a) all of the shares of SMYD directly and indirectly held by Cambior (the "SMYD Shares"); and

      (b) all of Cambior's right, title and interest in and to the Bois Canon exploration permit located in French Guiana;

      for a cash consideration of U.S. $1.00 payable to Cambior at Closing.

5.2 All SMYD Shares and the Bois Canon permit to be conveyed and transferred to Golden Star pursuant to the French Guiana Transaction shall be free and clear of any and all Liens.

5.3 Cambior shall satisfy its obligation under section 5.1 above by executing, acknowledging and delivering to Golden Star a good and sufficient conveyance in form and substance

Letter Agreement between                                                 Page 12
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


      acceptable to Golden Star and suitable for transfer and registration under all applicable laws of French Guiana, and by signing all such other documents and performing all such other acts as may be necessary or desirable to give effect to such conveyance and transfer.

5.4 The Parties hereby agree and covenant to terminate, with effect as at the time of Closing, all of the existing agreements between them with respect to SMYD and all permits covering that certain mineral properties collectively known as Yaou and Dorlin and located in French Guiana, it being acknowledged that neither Party (including any Affiliate thereof) will owe any amount, charge, obligation or liability whatsoever to the other Party by reason of such termination.

5.5 A condition of the Offer will be that the net working capital attributable to SMYD as at the time of Closing is equal to US $0.00 and entails no adjustment whatsoever to the Purchase Price.

5.6 For greater certainty, Golden Star shall be entitled, subsequent to the Closing, to dispose of SMYD or of any of its rights under the Bois Canon permit, in its sole discretion without incurring any obligation or liability to Cambior whatsoever.

5.7 On or prior to the Closing, Cambior shall see that SMYD shall have no employee and no liabilities to third parties arising by, through or under Cambior. All amounts due by Affiliates to SMYD or owed by SMYD to Affiliates, as applicable, shall have been paid up in full.

5.8 The deed or deeds of conveyance giving effect to the French Guiana Transaction shall include representations and warranties of Cambior to the same effect as those provided by Golden Star under section 2.14, mutatis mutandis, and shall survive the acceptance of the Offer in accordance with the provisions set forth in section 2.15.

5.9 Golden Star hereby acknowledges that, save for one SMYD Share that is held directly by CBJ, all other SMYD Shares are held by CBJ-CBX (French Guiana) Inc. (hereinafter "Subco"), a wholly-owned subsidiary of CBJ. The Parties hereby agree to examine the opportunity of causing the French Guiana Transaction to materialize, if deemed more practical and advantageous to both Parties, through the sale, conveyance and transfer of all shares of Subco to Golden Star (provided that the single SMYD Share held by CBJ be transferred to Subco prior to Closing or transferred at Closing to Golden
      Star).

6.    INTERIM PERIOD

6.1 From the date of acceptance of the Offer up to the earlier of (i) the date of Closing as provided under section 8.1, and (ii) the date upon which a Party notifies the other Party in writing, of its intention not to complete the Transactions as a result of the non-fulfillment by the other Party of any of the conditions set forth in article 7 (the "INTERIM PERIOD"), Golden Star hereby irrevocably and unconditionally undertakes to refrain from, without Cambior's prior written consent thereto:

Letter Agreement between                                                 Page 13
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


      (a) entering into any agreement, arrangement or proposal of any nature whatsoever relating to its interest in the Gross Rosebel Project, the Headley - Thunder Mountain Properties or the OGML shares held by it; and

      (b) negotiating and, if applicable, concluding any agreement or arrangement with any third party other than Cambior in connection with its interest in the Gross Rosebel Project, the Headley - Thunder Mountain Properties or the OGML shares held by it, and accepting any third-party offer in that respect, whether solicited or not.

6.2 During the Interim Period, Cambior hereby irrevocably and unconditionally undertakes to refrain from, without Golden Star's prior written consent thereto:

      (a) entering into any agreement, arrangement or proposal of any nature whatsoever relating to its equity interest in SMYD or to the Bois Canon permit; and

      (b) negotiating and, if applicable, concluding any agreement or arrangement with any third party other than Golden Star in connection with its equity interest in SMYD or with the Bois Canon permit, and accepting any third-party offer in that respect, whether solicited or not.

7.    CONDITIONS PRECEDENT TO CLOSING

7.1 The Offer and Cambior's obligation to complete the Transactions are subject to the fulfillment of each of the following conditions:

      (a) Golden Star shall have complied with its obligations hereunder, including its undertaking set forth in sections 2.8 and 6.1 above;

      (b) the satisfactory negotiation, execution and delivery of the Transaction Documents and of any other acknowledgement, certificate, form, legal opinion, receipt or other document deemed necessary or useful by Cambior, acting reasonably, to give full force and effect to the Transactions;

      (c) there shall not have occurred, during the Interim Period, a material adverse change in the title or general condition of the Gross Rosebel Project, in the legal or regulatory environment relating to the Gross Rosebel Transaction, or in conditions relating to the conduct of business by foreign private parties in Suriname;

      (d) CBJ shall have delivered to Golden Star a certified copy of resolutions of its board of directors approving and authorizing the entering into of the Transactions; for greater certainty, Golden Star hereby acknowledges that CBJ's board of directors may or may not, in its sole discretion, grant such approval and authorization;

      (e) Cambior shall have obtained from the relevant governmental and regulatory authorities of Suriname, in satisfactory form, all approvals, consents, confirmations, documents or authorizations necessary to complete the Gross Rosebel Transaction including, without limitation, those regarding:

                  (i)   the incorporation of Opco;

                  (ii) the conveyance and transfer of the Gross Rosebel Project to Opco;

Letter Agreement between                                                 Page 14
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


                  (iii) the replacement of Golden Star by Opco as a party to the
                        Mineral Agreement, and as a party to or the beneficiary of any and all deeds, permits or licenses attaching to the Gross Rosebel Project;

                  (iv) the replacement of Golden Star by Cambior as a party to any and all agreements, deeds, permits or licenses to which Golden star is a party or the beneficiary in respect of the Headley - Thunder Mountain Properties; and

                  (v) satisfactory business conditions requested to ensure the feasibility of the Gross Rosebel Project including, without limiting the generality of the foregoing, adequate supply of hydro-electricity power;

      (f) Cambior shall have received, as a result of the completion of an issue of its securities, net proceeds of not less than U.S. $5,000,000; and

      (g) Cambior shall have obtained the written consent of its financial creditors to the Transactions.

7.2 Golden Star's obligation to complete the Transactions is subject to the fulfillment of each of the following conditions:

      (a) Cambior shall have complied with its obligations hereunder, including its undertaking set forth in sections 5.7 and 6.2 above;

      (b) the satisfactory negotiation, execution and delivery of the Transaction Documents and of any other acknowledgement, certificate, form, legal opinion, receipt or other document deemed necessary or useful by Golden Star, acting reasonably, to give full force and effect to the Transactions; and

      (c) Golden Star shall have delivered to Cambior, within three (3) business days of the date of its acceptance of the Offer, a certified copy of resolutions of its board of directors approving and authorizing the entering into of the Transaction; for greater certainty, Cambior hereby acknowledges that Golden Star's board of directors may or may not, in it sole discretion, grant such approval and authorization.

7.3 The conditions set forth in section 7.1 are stipulated in Cambior's favor and may be waive in Cambior's sole discretion. If any of the conditions set forth in section 7.1 above remains unfulfilled at the end of the Interim Period, the Offer shall be deemed never to have been made and Cambior shall be entitled to decline to complete the Transactions without any cost, charge, liability or obligation whatsoever to Golden Star.

7.4 The conditions set forth in section 7.2 are stipulated in Golden Star's favor and may be waived in Golden Star's sole discretion. If any of the conditions set forth in section 7.2 above remains unfulfilled at the end of the Interim Period, Golden Star shall be entitled to decline to complete the Transactions without any cost, charge, liability or obligation whatsoever to Cambior.

7.5   Each Party's obligation to complete the Transactions is also subject to:

Letter Agreement between                                                 Page 15
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


      (a) receipt of all necessary governmental and regulatory approvals (i) in Suriname as regards the Gross Rosebel Purchase and the Headley - Thunder Mountain Transaction, (ii) in Guyana as regards the OMAI Transaction, and (iii) in French Guiana as regards the French Guiana Transaction; and

      (b) receipt from the Minister responsible for the mining sector in Suriname of a letter indicating the Minister's willingness to accept the recommendations of the Task Force relating to the development of the Gross Rosebel Project.

7.6 If either of the conditions set forth in section 7.5 remains unfulfilled at the end of the Interim Period, each Party shall be entitled to decline to complete the Transactions without any liability or obligation whatsoever to the other Party.

8.    CLOSING

8.1 The Closing shall be held on a date to be mutually agreed upon by the Parties but not later than November 30, 2001, at the offices of McCarthy Tetrault LLP, Barristers & Solicitors, in the City of Montreal, Province of Quebec at 10:00 a.m. Montreal time or at such other time and place as may be agreed by the Parties.

      In the event that the Transactions are not completed prior to November 30, 2001, and the Parties agree to extend the Interim Period and select a later date for Closing, then:

      (a) Cambior shall, from December 1, 2001 through to Closing, (i) be responsible for and fund all expenses for the Gross Rosebel Project, and (ii) advance or shall make arrangements for a loan to be provided to Golden Star in the sum of U.S. $3,000,000 to be telegraphically transferred to and credited to Golden Star's nominated bank account on or before November 30, 2001. Such loan shall be non-interest bearing and will be fully refunded at Closing from the proceeds of the Gross Rosebel Transaction or, as applicable, at the end of the extended Interim Period if the Closing will have not occurred. In the latter event, 50% of the Gross Rosebel Project expenses that were fully funded by Cambior during the extension of the Interim Period, shall be repaid by Golden Star to Cambior. The aforesaid loan shall be secured by a first ranking charge on the Gross Rosebel Interest in favour of Cambior; and

      (b) Golden Star shall, from December 1, 2001 through to Closing, be responsible for and fund all expenses for the Yaou and Dorlin properties (as referred to in section 5.4 above) as well as the Bois Canon permit. If the Closing will have not occurred at the end of the extended Interim Period, 50% of the aforesaid expenses for Yaou, Dorlin and Bois Canon that were fully funded by Golden Star during the extension of the Interim Period, shall be repaid by Cambior to Golden Star.

      For greater certainty, nothing herein shall be construed as imposing upon a Party the obligation to extend the Interim Period.

Letter Agreement between                                                 Page 16
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


8.2 At Closing, the completion of the Transactions shall be evidenced by the execution or delivery of the Transaction Documents which shall be in form and substance satisfactory to each Party and its counsel, acting reasonably.

8.3 Drafts of the Transaction Documents shall be prepared by counsel to Cambior, save and except for drafts of conveyance instruments, certificates, receipts and other ancillary documents used in jurisdictions other than Canada or any Province thereof which can be more easily prepared by local counsel to any of the Parties.

8.4 For greater certainty, the Transaction Documents shall include, wherever deemed necessary by the Parties and their respective counsel, acting reasonably:

      (a)   the representations and warranties set forth and referred to herein;
            and

      (b) customary reciprocal representations and warranties of the Parties regarding their due organization, their authority to enter into the Transactions, the binding nature of any of the Transaction Documents upon each of them, them not breaching or violating any law applicable to it or its articles or any other agreement to which it is a Party by entering into the Transactions, etc.

9.    EXPENSES

9.1 Each Party hereby agrees to pay its own and all its representatives' fees and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Letter Agreement and any other agreements or documents, including, without limitation, the Transaction Documents, required to consummate the Transactions.

10.   CONFIDENTIALITY AND PUBLICITY

10.1 The terms and conditions of this Letter Agreement together with any other information concerning the Transactions as well as all negotiations in respect of the Transaction Documents' drafting and execution, which may be disclosed by a Party, its directors, officers, employees, managers, consultants, agents or Affiliates (collectively, a "DISCLOSING PARTY") and received by the other Party, its directors, officers, employees, managers, consultants, agents or Affiliates (collectively, a "RECIPIENT"), shall be kept strictly confidential. Such obligation shall not apply to any such information which:

      (a) is or becomes known to the public generally through no wrongful act of a Recipient, its directors, officers, employees, managers, agents or Affiliates;

      (b) is received by a Recipient from a third party who is not, to the best of a Recipient's knowledge, under an obligation of confidentiality to the Disclosing Party;

      (c) is approved for release by written authorization of the Disclosing Party;

      (d) was in a Recipient's possession prior to the time of disclosure hereunder; or

      (e) is required to be disclosed by applicable law or order of a court of competent jurisdiction or a recognized stock exchange or government department or agency,

Letter Agreement between                                                 Page 17
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


            provided that the Party making the disclosure hereunder, give reasonable prior notice of such disclosure to the other Party.

10.2 Subject to applicable law, the provisions set forth in this section 10.1 shall be binding and shall take effect from the date of acceptance of the Offer by Golden Star and shall be terminated and cease to have any further force or effect at the later of (i) one (1) year following the termination of the Letter Agreement as per section 6.1 in limine, if applicable and
      (ii) one (1) year following the Closing.

10.3 Public announcements or reports (including press releases) by a Party of any information relating to this Letter Agreement, the Transactions and the Transaction Documents (whether given to a stock exchange or otherwise) shall be made on the basis of agreed texts approved in good faith in advance of issuance by the other Party, such approval not to be unreasonably withheld. For greater certainty, nothing herein shall prevent a Party from complying with the timely disclosure obligations required by applicable law. Each Party (the "REPORTING PARTY") accordingly agrees with the other Party that it will, in advance of reporting to a stock exchange or otherwise, advise the other Party of the text of the proposed report and provide the other Party with the opportunity to make, acting reasonably, comment upon and changes to the form and content thereof before the same is issued. Such comments or changes, as the case may be, shall be communicated to the Reporting Party within a reasonable time having due regard to the urgency of the announcement but, in any event, not later than 24 hours after its communication to the other Party.

11.   GOVERNING LAW AND ARBITRATION

11.1 This Letter Agreement is, and the Transaction Documents shall be, made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. However, the Parties hereby acknowledge that the validity, nature and effect of the various conveyances and transfers contemplated as per the Transactions may be governed by the applicable laws and regulations of Suriname, Guyana and French Guiana, to the extent that such laws and regulations apply to such conveyances and transfers.

11.2 Any and all differences, disputes, claims or controversies arising out of or in any way connected with this Letter Agreement, the Transactions or any of the Transaction Documents including their negotiation, execution, delivery, enforceability, performance, breach, discharge, interpretation and construction, existence, or validity and any damages resulting therefrom or the rights, privileges, duties and obligations of the Parties under or in relation to this Letter Agreement or any of the Transaction Documents (including any dispute as to whether an issue is arbitrable) shall be referred to arbitration in accordance with the procedures set out in Schedule "A" attached hereto.

Letter Agreement between                                                 Page 18
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


12.   GENERAL PROVISIONS

12.1 This Letter Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. Neither Party shall assign its rights or delegate its obligations hereunder voluntarily or by operation of law, without the prior written consent of the other Party.

12.2 No modification or amendment to this Letter Agreement shall be valid unless made in writing and duly executed by the Parties.

12.3 This Letter Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof.

12.4 If any term, part or provision of this Letter Agreement is declared unenforceable, illegal, or in conflict with any laws to which this Letter Agreement and the Transactions are subject, such term, part or provision shall be considered severed from this Letter Agreement, the remaining portions thereof shall not be affected and this Letter Agreement shall be construed and enforced as if it did not contain that term, part or provision.

12.5 The Parties hereby agree and covenant that none of the Transactions shall be subject to or restricted by, in any manner whatsoever, provisions regarding the establishment of areas of interest.

12.6 Golden Star shall be entitled, for a period of up to five years after the date of Closing, to occupy an agreed portion of the office premises located at Heerenstraat 8, P.O. Box 2973, in Paramaribo, Suriname, in return for the payment to Cambior or Opco, as applicable, of a pro-rata portion of the office rental plus a reasonable allowance thereof for the provisions of utilities, communications, and minor receptionist and secretarial assistance.

13.   ACCEPTANCE OF THE OFFER

13.1 Golden Star may accept the Offer at any time prior to its expiry by delivering a duly executed copy hereof by return facsimile, original to be couriered to CBJ's offices, at the following addresses:

        Cambior Inc.
        1111, rue Saint-Charles ouest
        Tour est, bureau 750
        Longueuil, Quebec  J4K 5G4
        Telecopier: (450) 677-3382

        Attention: President and Chief Executive Officer

Letter Agreement between                                                 Page 19
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


13.2 The Offer expires at 5:00 p.m., Montreal local time, on October 26, 2001, unless extended or withdrawn in writing by CBJ prior to its acceptance.

13.3 This Offer, when accepted, shall be binding upon the Parties subject to its terms and conditions, as of the time of its acceptance by Golden Star. Three (3) business days following its acceptance, Golden Star shall provide CJB with a certified copy of resolutions of its board of directors approving and authorizing the acceptance of the Offer and the entering into of the Transactions.

Yours truly,

CAMBIOR INC.



Per: /s/ LOUIS P. GIGNAC
    -----------------------------------
    Duly Authorized Officer



AGREED AND ACCEPTED AS OF THIS 25th DAY OF OCTOBER 2001.
                               ----


GOLDEN STAR RESOURCES LTD.



Per: /s/ PETER BRADFORD
    -----------------------------------
    Duly Authorized Officer

Letter Agreement between                                                 Page 20
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


                                  SCHEDULE "A"

                          DISPUTE RESOLUTION PRINCIPLES

The provisions of this Schedule "A" (the "RULES") shall apply to all disputes arising in connection with the Letter Agreement or any of the Transaction Documents (hereinafter collectively referred to as the "AGREEMENT").

      (1)   JURISDICTION AND SCOPE

            (a) The Arbitral Tribunal (as defined below) appointed under these Rules will apply the rules and procedures of the Arbitration Act (Ontario) to any Arbitration conducted hereunder except to the extent they are modified, restricted or supplemented by the express provisions of these Rules.

            (b) Each Party will have the right to refer any dispute arising in connection with the Agreement to Arbitration in accordance with these Rules.

            (c) Each Party acknowledges that it will not apply to the courts of Ontario or any other jurisdiction to attempt to enjoin, delay, impede or otherwise interfere with or limit the scope of the Arbitration or the powers of the Arbitral Tribunal; provided, however, that the foregoing will not prevent either Party from applying to the courts of Ontario for a determination with respect to any matter or challenge provided for in the Arbitration Act (Ontario).

            (d) Each Party further acknowledges that the award of the Arbitral Tribunal will be final and conclusive and there will be no appeal therefrom whatsoever to any court, tribunal or other authority.

            (e) The Arbitral Tribunal has the jurisdiction to deal with all matters relating to a dispute including, without limitation, the jurisdiction:

                  (i)   to determine any question of law, including equity;

                  (ii) to determine any question of fact, including questions of good faith, dishonesty or fraud;

                  (iii) to determine any question as to the Arbitral Tribunal's jurisdiction;

                  (iv) to order any Party to furnish further details, whether factual or legal, of that Party's case;

                  (v) to proceed with the Arbitration notwithstanding the failure or refusal of any Party to comply with these Rules or with the Arbitral Tribunal's orders or directions or to attend any meeting or hearing, but only after giving that Party written notice that the Arbitral Tribunal intends to do so;

Letter Agreement between                                                 Page 21
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


                   (vi) to receive and take into account such written or oral evidence tendered by the Parties as the Arbitral Tribunal determines is relevant, whether or not admissible in law;

                  (vii) to make one or more interim awards including, without limitation, orders to secure any amount relating to the dispute;

                 (viii) to order the Parties to produce to the Arbitral
                        Tribunal and to each other for inspection, and to supply copies of, any documents or classes of documents in their possession, power or control that the Arbitral Tribunal determines to be relevant; and

                   (ix) to express awards in any currency.

      (2)   PLACE OF ARBITRATION

            The Arbitration will be conducted in the City of Toronto in the Province of Ontario at the location determined from time to time by the Arbitral Tribunal pursuant to Section 3(d) of these Rules.

      (3)   APPOINTMENT OF ARBITRAL TRIBUNAL

            (a) As used in these Rules, the term "Arbitral Tribunal" means the Sole Arbitrator appointed pursuant to Section 3(b) of these Rules or the Arbitral Tribunal appointed pursuant to Section 3(c) of these Rules, as the case may be.

            (b) The Arbitration will be commenced by delivery of a written complaint (the "COMPLAINT") by a Party (the "APPLICANT") to the other Party (the "RESPONDENT"). The Complaint must describe the nature of the dispute. The Applicant and the Respondent may agree in writing upon the appointment of a single Arbitrator who will determine the dispute acting alone (the "SOLE ARBITRATOR") or upon the appointment of a three-member Arbitral Tribunal. If within 15 days after the delivery of the Complaint, the Applicant and the Respondent do not reach agreement on the appointment of the Sole Arbitrator, then each of the Applicant and the Respondent may appoint an Arbitrator and provide the other Party with written notice of such appointment within 5 days following the above 15-day period. If one Party does not provide such written notice within that 5-day period, then the arbitrator who has been appointed by the other Party will be the Sole Arbitrator and will constitute the Arbitral Tribunal.

            (c) If the Applicant and the Respondent each appoint an Arbitrator pursuant to Section 3(b) of these Rules, then, within 15 days after the appointment of such Arbitrators, the Arbitrators so appointed will agree on the appointment of an additional Arbitrator as chair (the "CHAIR") and give notice to the Applicant and the Respondent of such appointment, failing which the Chair may be appointed by a Judge of the Ontario Superior Court of Justice on the application of either the Applicant or the Respondent, on notice to the other. Upon the giving of notice by

Letter Agreement between                                                 Page 22
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


                  the Arbitrators of the appointment of the Chair, or the appointment by a Judge of the Chair, as the case may be, the Chair and the other Arbitrators previously appointed will constitute the Arbitral Tribunal.

            (d) Any decision of the Arbitral Tribunal (including, without limitation, its final award) made with respect to a dispute or with respect to any aspect of, or any matter related to, the Arbitration (including, without limitation, the procedures of the Arbitration) will be made by either the Sole Arbitrator or by a majority of the Arbitral Tribunal, as the case may be. All decisions of the Arbitral Tribunal with respect to a dispute, except procedural decisions, will be rendered in writing and contain a recital of the facts upon which the decision is made and the reasons therefor.

      (4)   PLEADINGS

            (a) Within 15 days after the constitution of the Arbitral Tribunal, the Applicant must deliver to the Respondent and the Arbitral Tribunal a written statement (the "CLAIM") concerning the dispute setting forth, with particularity, its position with respect to the dispute and the material facts upon which it intends to rely.

            (b) If the Applicant fails to deliver a Claim within the time limit referred to in Section 4(a) above, the Arbitral Tribunal may terminate the proceedings.

            (c) Within 15 days after the delivery of the Claim, the Respondent may deliver to the Applicant and the Arbitral Tribunal a written response (the "DEFENCE") setting forth, with particularity, its position on the dispute and the material facts upon which it intends to rely and may also deliver to the Applicant and the Arbitral Tribunal a counterclaim (the "COUNTERCLAIM") setting forth, with particularity, any additional dispute for the Arbitral Tribunal to decide.

            (d) If the Respondent fails to deliver a Defence or Counterclaim within the time limit referred to in Section 4(c) above, the Arbitral Tribunal will continue the proceedings without treating such failure in itself as an admission of the Applicant's allegations.

            (e) Within 10 days after delivery of the Defence, the Applicant may deliver to the Respondent and the Arbitral Tribunal a written reply (the "REPLY") to the Defence setting forth, with particularity, its response, if any, to the Defence. If the Applicant fails to deliver a Reply within such 10 day period, the Arbitral Tribunal will continue the proceedings without treating such failure in itself as an admission of the Respondent's allegations in the Defence.

            (f) Within 10 days after the delivery of a Counterclaim, the Applicant may deliver to the Respondent and the Arbitral Tribunal a defence to such Counterclaim (the "COUNTERCLAIM DEFENCE"). If the Applicant fails to deliver a Counterclaim Defence within such 10 day period, the Arbitral Tribunal will continue the

Letter Agreement between                                                 Page 23
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


                  proceedings without treating such failure in itself as an admission of the Respondent's allegations set forth in the Counterclaim.

            (g) Within 10 days after the delivery of a Counterclaim Defence, the Respondent may deliver to the Applicant and the Arbitral Tribunal a Reply to such Counterclaim Defence. If the Respondent fails to deliver a Reply within such 10 day period, the Arbitral Tribunal will continue the proceedings without treating such failure in itself as an admission by the Respondent of the Applicant's allegations set forth in the Counterclaim Defence.

      (5)   MEETINGS

            (a) The Chair will determine the time, date and location of meetings for the Arbitration and will give all the Parties 10 days' prior written notice of such meetings.

            (b) A Party may hire a recognized court reporter recognized in Ontario to attend meetings before the Arbitral Tribunal, to record all proceedings thereat and to produce transcripts thereof, at such Party's expense.

            (c) The Parties may be represented or assisted by any person during the Arbitration. Where a Party is represented by another person, such Party will provide notice in writing of such representation to the other Party and to the Arbitral Tribunal at least five days prior to the Arbitration proceeding at which that person is first to appear.

            (d) The first Arbitration meeting must be held within 30 days after the expiry of the pleadings procedure set forth in
                  Section 4 of these Rules. The award of the Arbitral Tribunal must be made within 60 days after the first Arbitration meeting.

      (6)   DISCLOSURE/CONFIDENTIALITY

            (a) All proceedings and the making of the award will be in private and the Parties will ensure that the conduct of the Arbitration and the terms of the award will, subject to registration of the award in any court, be kept confidential, unless the Parties otherwise agree; provided, however, that such obligation to maintain confidentiality will not prohibit any Party from complying with all applicable laws and regulations.

            (b) All information disclosed, including all statements made and documents produced, in the course of the Arbitration will be held in confidence and no Party will rely on, or introduce as evidence in any subsequent proceeding, any admission, view, suggestion, notice, response, discussion or position of either the Applicant or the Respondent or any acceptance of a settlement proposal or recommendation for settlement made during the course of the Arbitration, except (i) as required by any applicable law or regulation or (ii) to the extent that disclosure is reasonably necessary for the establishment or protection of a Party's

Letter Agreement between                                                 Page 24
Cambior Inc. and
Golden Star Resources Ltd.
--------------------------------------------------------------------------------


                  legal rights against a third Party or to enforce the award of the Arbitral Tribunal or to otherwise protect a Party's rights under these Rules.

      (7)   MISCELLANEOUS

            (a) The Parties may modify any period of time provided for in these Rules by mutual agreement.

            (b)   The language of the Arbitration will be English.

            (c) Nothing contained in these Rules prohibits a Party hereto from making an offer of settlement relating to a dispute during the course of an Arbitration.

            (d) Unless otherwise directed by the Arbitral Tribunal, all costs of the Arbitral Tribunal, except for the costs set out in
                  Section 5(b), will be paid equally by the Applicant and the Respondent and each will otherwise be responsible for its own costs and expenses incurred by it in connection with any Arbitration. In the case of a disagreement between the Parties as to the allocation of the costs of the Arbitration, including the professional fees of the Arbitral Tribunal and the administrative costs associated with the Arbitration, the Arbitral Tribunal may invite submissions as to costs and may consider, among other things, all offers of settlement, if any, made by a Party to the other Party prior to or during the course of an Arbitration.

            (e) All references to "DAYS" in these Rules are references to calendar days.